Exhibit 22.1

IKANOS COMMUNICATIONS, INC.

CERTIFICATE AND REPORT

OF INSPECTOR OF ELECTION

In my capacity as the duly appointed Inspector of Election for the Annual Meeting of Stockholders (the “Annual Meeting”) of Ikanos Communications, Inc., a Delaware corporation (the “Company”), held on June 12, 2007, I hereby certify that:

FIRST. The Annual Meeting was held on Tuesday, June 12, 2007, at 1:30 p.m. local time, at 47669 Fremont Boulevard, Fremont, California.

SECOND. There were issued and outstanding on April 20, 2007, the record date for determining the Company’s stockholders entitled to notice of and to vote at the Annual Meeting, 28,353,896 shares of the Company’s common stock.

THIRD. Each share of common stock is entitled to one vote.

FOURTH. The number of shares of common stock of the Company present and voting at the Annual Meeting, constituting a quorum, was as set forth below:

Present and Voting in Person or by Proxy: 23,843,917

Percent of Total Outstanding Shares: 84.1%

FIFTH: I inspected or caused to be inspected the signed proxies and ballots used at the Annual Meeting and found the same to be in proper form, and the following is a record of the votes cast at the Annual Meeting:

1.	Election of Directors

Nominee	For	Withheld
Danial Faizullabhoy	22,503,587	1,340,330
Michael Gulett	23,307,250	536,667

THE TWO NOMINEES RECEIVING THE MOST AFFIRMATIVE VOTES ARE ELECTED AS DIRECTORS.

2.	Proposal to Ratify the Appointment of PricewaterhouseCoopers LLP

For	Against	Abstain
23,747,323	88,478	8,116

REQUIRES AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED EITHER IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE MEETING.

Dated:	June 12, 2007

/s/ Thomas L. Muir
Tom Muir, Inspector of Election
American Stock Transfer & Trust Co.